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                                                                    Exhibit 10.2

                             KATY INDUSTRIES, INC.



August 5, 2001


Mr. Amir Rosenthal
530 Bagley Road
Southbury, Connecticut 06488



Dear Amir:

On behalf of Katy Industries, Inc. ("Katy"), I am pleased to extend this offer of employment on the following terms and conditions:

1. Subject to the approval of the Board of Directors, your position will be Vice President and Chief Financial Officer, General Counsel and Corporate Secretary of Katy. Your responsibilities will include general accounting, audit, credit and collection, accounts payable, payroll, treasury and cash management, tax, legal, risk management, SEC reporting, investor relations, board reports, bank relations, credit agreements, covenant reporting, operations analysis, monthly financial reporting and assisting in M & A activities. Your office will be in Connecticut.

2. Your initial Annual Base Salary will be $250,000. Your first annual review will be on January 1, 2003.

3.  You will be paid a sign-up bonus of $75,000 upon employment.

4. Beginning in the year 2002, you will be eligible to participate in Katy's executive bonus program on terms commensurate with those afforded to similar executive employees of Katy and its subsidiaries. Your bonus will depend upon meeting a certain EBITDA goal for the company established with the board of directors each year. Your target bonus will be 30% of your Annual Base Salary. Your actual bonus may be more if the EBITDA goal is exceeded. The bonus plan is being drafted at this time so I cannot provide additional details.

5. You will be issued incentive stock options to purchase 200,000 shares of Katy stock at the closing price on the day before the issuance of the options. Options will vest ratably over three calendar years, subject to the achievement of annual EBITDA targets. The first vesting will occur on January 1, 2003, if the Year 2002 EBITDA target is achieved. Options will have a maximum exercise period of ten years from the date of the initial grant, and will be subject to accelerated vesting in the event of a Change of Control event. A "Change of Control" will be defined as (i) a sale of 100% of the Company's outstanding capital stock; (ii) a sale of all or substantially all of the Company's operating subsidiaries or assets; or
    (iii) a transaction or transactions in which any third party acquires a stock ownership greater than that held by KKTY Holding Company, L.L.C., a holding company organized by Kohlberg & Co., L.L.C. ("Kohlberg") to recapitalize Katy Industries, Inc., and in which Kohlberg relinquishes control of the Board.

6. You will be eligible for participation in any and all employee benefit programs on terms commensurate with that afforded to comparable executive employees of Katy and its subsidiaries. In addition, Katy will pay your out-of-pocket cost of continuing your present medical insurance coverage under COBRA until such time as you are eligible to participate in Katy's medical insurance plan.

7.  You will receive three weeks vacation annually.

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8.  You will receive an automobile allowance of $800 per month gross paid in advance, with 50% of the annual allowance paid in January and 50% paid in July. A pro rata adjustment will be made based on your date of employment. These payments are subject to normal withholding.

9. In the event that on or prior to December 31, 2004, (a) your employment by Katy is terminated other than for "cause", or (b) there is a Change of Control event after which (i) you are terminated other than for cause, (ii) you are required to relocate of (iii) there is a substantial change in your job responsibilities, Katy will continue to pay your regular base salary for a period of one year. For the purposes of the foregoing, "cause" shall mean
    (i) willful failure or neglect to perform your duties, provided you have been given notice of such failure or neglect and have been given 30 days to cure, (ii) the conviction of a felony, embezzlement or improper use of corporate funds by you, or (iii) self dealing detrimental to the Company or any attempt to obtain a personal profit from any transaction in which the Company has an interest.

If you are in agreement with the above terms and conditions please countersign this letter below and return it to me.



Sincerely yours,




C. Michael Jacobi





Agreed and accepted:




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Amir Rosenthal                                 Date